CHRONIMED INC.


                                                                   EXHIBIT 10.17

EMPLOYMENT AGREEMENT BETWEEN THE COMPANY AND HENRY F. BLISSENBACH

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, made effective as of the first day of July 1, 2000, entered into by and between CHRONIMED INC, a Minnesota corporation (the "Company") and HENRY F. BLISSENBACH (the "Employee").

         WHEREAS, the Company desires to employ the Employee as its Chief Executive Officer (CEO) and President in accordance with the following terms, conditions and provisions; and

         WHEREAS, the Employee desires to perform such services for the Company, all in accordance with the following terms, conditions and provisions;

         NOW THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

         1. EMPLOYMENT AND DUTIES.

         The Company hereby continues Employee's employment, and Employee hereby accepts and agrees to serve the Company as the Company's CEO and President, consistent with the job description for this position, and with duties subject to review and modification from time to time at the direction of the Company's Board of Directors (the "Board"). The Employee shall also function as Chairman of the Board, subject to election by the Company's Board of Directors. The Employee shall remain a member of the Company's Board of Directors, subject to election by the shareholders of the Company. The Employee shall apply his best efforts and devote substantially all of his time and attention to the Company's affairs.

         2. TERM.

         The term of this Agreement and Employee's employment under this Agreement shall commence on July 1, 2000, and shall continue thereafter for a period of three years. Upon the expiration of the original term of this Agreement, this Agreement shall automatically renew for successive two-year terms, subject to termination as provided in Section 7.

         3. COMPENSATION.

         The Company shall compensate the Employee for his services at the following salary, bonus, and benefits:

                  A. Base Salary

                           The Employee shall be paid a base salary of $295,000
                  per year, payable on the Company's normal payroll cycle. This base salary is the minimum salary during the term of this Agreement, and may be increased from time to time at the discretion of the Board of Directors. Employee shall receive an annual performance review, and, contingent upon satisfactory review results, shall be eligible for increase of such base salary at the direction of the Board of Directors.

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                  B. Bonus.

                           The Employee shall continue to participate in a
                  Company Management Incentive Plan, as approved and amended by the Board of Directors from time to time, and which is designed to deliver an annual bonus consistent with current levels established for this position by the Board of Directors. Employee shall periodically meet with the Board of Directors, to establish quantitative and qualitative initiatives and objectives for the purpose of assessing the amount of bonus to be paid to Employee at the end of the associated bonus period. Target annual bonus for satisfactory performance shall be 60% of base salary. Amount payable to be determined by Board based on Company and personal performance criteria established by the Board. Bonus payable may range from 0% to 150% of target amount (i.e., maximum bonus shall be 90% of base salary), depending on actual performance.


                  C. Stock Options.

                           The Employee shall be eligible to participate in the
                  annual grant of the Company's Stock Option Plan, consistent with its terms and conditions, and with amounts of options, including exercise price and vesting provisions determined by the Board of Directors from time to time. Provisions under this item 3C, stock options, are also subject to the provisions found in Section 7, under termination of Agreement.

                  D. Employee Benefits Plans.

                           The Employee shall be entitled to participate in any
                  and all Company employee benefit plans, in accordance with the eligibility requirements and other terms and provisions of such plan or plans.

                  E. Insurance.

                           The Employee agrees that the Company, at the
                  discretion of its Board of Directors, may apply for and procure on its own behalf, life insurance on the life of the Employee, for the purpose of protecting the Company against loss caused by the death of the Employee (commonly referred to as "Key" insurance). Employee agrees to cooperate and submit to medical examination, and to execute or deliver any documentation reasonably required by the Company's insurer in order to effectuate such insurance.
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         4. VACATION AND TIME OFF.

         The Employee shall be entitled to four weeks of paid vacation in each year of employment under the terms of this Agreement, without reduction of salary. Unused vacation time may be carried over to future years of employment, consistent with Company policy affecting use of employee vacation time. In addition, Employee shall be entitled to such additional time off from work, without loss of compensation, for attendance at professional meetings, conventions, approved "other business activities", as per Section 10, and educational courses in accordance with the Company's general policies in this regard, and as from time to time determined by its Board of Directors.

         5. EXPENSES.

         The Company will reimburse Employee for reasonable expenses incurred by the Employee in connection with the business of the Company, according to policies promulgated from time to time by the Board of Directors, and upon presentation by Employee of appropriate substantiation for such expenses. Further, the Company will allow Employee to travel business class, by air, and reimburse Employee's monthly dues for country club or private club membership. Also, the Company will provide reimbursement for tax/financial planning assistance and preparation, up to $2,500 per year, as well as supplemental medical examinations.

                  A. Automobile Allowance.

                           During the term of this Agreement, Employee shall
                  receive an automobile allowance of $800.00 per month.

         6. DISABILITY.

         Not withstanding any other provision of this Agreement, if employee is totally disabled, as defined below, for an aggregate of 180 calendar days in any one calendar year of employment, the company shall not be obligated to pay employee the compensation provided in this contract for any period of total disability during such year in excess of 120 days. In such event, Employee's salary under Section 3 shall be prorated for such year of employment in the same manner as if this Agreement had been terminated at the end of such 120th day.

         The Company agrees that, while on disability leave of absence, and for the duration of such disability, Employee may continue to receive Employer's group insurance plan coverage by compliance with the provisions of the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), until the end of such disability leave, or upon attainment of the age of 65, whichever is earlier.

         For purposes of this Agreement, Employee shall be considered to be totally disabled when he is considered to be as such by any insurance company used by the Company to provide disability benefits for the Employee, and Employee shall continue to be considered totally disabled until such insurance company ceases to recognize him as totally disabled for purposes of disability benefits. If no such disability policies are in effect for the benefit of the Employee or for any reason an insurance company fails to make a determination of the question of whether Employee is totally disabled, Employee shall be considered to be totally disabled if, because of mental or physical illness or other cause, he is unable to perform the majority of his usual duties on behalf of the Company. The existence of a total disability of the Employee, the date it commenced, and the date it ceases, shall be determined by the Board of Directors and the Employee, under these circumstances. If the parties cannot agree on the foregoing questions of disability, then any such determination shall be made after examination of Employee by medical doctor selected by the Board of Directors, and a medical doctor selected by the Employee. If the medical doctor so selected cannot agree on the foregoing questions of disability, a third medical doctor shall be selected by the two and the opinion of a majority of all three shall be binding.

         7. TERMINATION.

         This Agreement shall terminate upon the occurrence of any of the following:

                  A. Mutual agreement, in writing, of the parties to terminate;


                  B. Employee's death. Under circumstance of Employee's death, Company agrees to make termination payments to Employee's designated beneficiaries, in the amount of one year of base salary, and annual bonus payment for bonus payable in the fiscal year in which Employee's death occurred. Additionally, any unexercised, vested stock options which were available to Employee immediately prior to date of death shall be exercisable by beneficiaries in accordance with the Company's stock option plan. In addition, Employee's designated beneficiaries may, at their option, continue to pay and to receive insurance coverage under the COBRA provisions, and beyond, for a period of up to two years following death, or upon attainment of age 65 of beneficiary, whichever is earlier.

                  C. Upon the expiration of the initial or any renewal term of this Agreement, following 90 days of written notice prior to the date of renewal by one party to the other indicating the party's intention not to renew;

                  D. At the Company's option, if Employee shall be totally disabled, as defined above for a continuous period in excess of nine months. The Company's option to terminate in such event shall be exercised upon at least 30 days written notice to Employee;

                  E. Termination by the Company for cause.

                  For purposes of this provision of this Agreement, cause shall be defined as:

                           1.       Willful failure of the Employee to
                                    substantially perform any duties reasonably required by the Company that are consistent with Employees position (except as a result of any disabling injury for which Employee has been receiving benefits under a short term or long term disability program),and which is not remedied promptly by Employee after receipt of notice thereof by the Company; or

                           2. A. The commission by Employee of any act of fraud or dishonesty which has a direct, substantial and adverse affect on the company, and which is related to or in connection with his Employment by the company; or

                                    B. The commission by Employee of any
                                    criminal act which is punishable by a
                                    sentence exceeding 90 days.

                           3. Employee materially breaches Employee's other covenants contained in this Agreement.

                  F. Change of employment or termination without cause by the Company.

                  A Change in Employment shall be deemed to have occurred if, without Employee's consent,

                           1. Employee's position, duties, or title are materially and adversely changed without cause: or

                           2. Employee's salary or benefits are reduced without cause, or

                           3. The location of performance of most of Employee's duties is moved from the general geographic location in which Employee performed such duties prior to the move.

                  The effective date of a change in employment shall be the date Employee elects, by written notice to the Company, to treat such action as termination due to change in employment, provided it occurs within 90 days of the date Employee is notified of the change in employment. Failure to treat a particular change in employment as a termination of employment shall not preclude Employee from treating a subsequent change of employment as a termination of employment.

                  G. Termination by Employee with Good Reason.

                  Good reason includes any of the following:

                           1.       Assignment of duties by the Company
                                    inconsistent with Employee's position;

                           2. Other action by the Company that results in the diminution of Employee's position, authority, duties or responsibilities;

                           3. Breach of Employee's employment agreement by the Company (including, but not limited to reduction in Employee's salary, bonus, long-term compensation, retirement benefits or welfare benefits);

                           4. Requirement that Employee maintain his home or principal place of business outside the Minneapolis/St. Paul metropolitan area;

                           5. Requirement that Employee travel on business to a substantially greater extent than he has in the past twelve (12) months;

                           6. Failure to assign the employment agreement to a successor employer.

                  H. Termination Payments.

                  In the event Employee's employment with the Company is terminated without cause, or a change in employment occurs and Employee elects to treat the change in employment as a termination of employment and so notifies the Company of such election within 90 days following the change of employment (with a date of notice to be deemed the effective date of termination) or the geographic location changes as defined above, or upon non-renewal of this agreement by the Company, or upon termination by Employee with good reason, as defined above, then:

                           (a) Employee shall receive regular pay through date of termination, including pro-rated bonus earned for the partial year, if any.

                           (b) Employee shall receive payment equal to twenty-four (24) months of Employee's then current annualized salary; payable monthly, plus the average of any bonus or incentive compensation paid or payable for the most recent two full years payable monthly; and all unvested stock options held by Employee shall immediately vest.

                           (c) Employee shall be entitled to continue participation in the healthcare coverage, life insurance and general employee benefit plans of the Company. The Company shall for two years following the effective date of the termination under this
                           Section 7H, or until Employee becomes eligible for such insurance coverages with another employer, continue to provide such coverage for Employee and his dependents to the same extent and cost the Company is then providing for other employees with comparable coverage during this two year period.

                           (d) Termination by Company Without Cause or by Employee With Good Reason - Within Two Years After a Change in Control.

                           For purposes of this provision, a change in control will be defined as follows:

                                    (1.) When any "person" as defined in Section
                                    3(a)(9) of the Securities Exchange Act as used in sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Securities Exchange Act, but excluding the Company or any subsidiary or parent or any employee benefit plan sponsored or maintained by the Company or any subsidiary or parent (including any trustee of such plan acting as trustee), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act, as amended from time to time), of securities of the Company representing greater than 50 (fifty) percent of the combined voting power of the Company's then outstanding securities; or

                                    (2) When, subsequent to the effective date of this agreement, the individuals who, at the beginning of such period, constitute the Board ("Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof; provided however that a Director who was not a Director at the beginning of this period will be deemed to have satisfied the definition of "Incumbent Director" if such Director was elected by, or with the approval of at least 60% (sixty percent) of the Directors who then qualified as Incumbent Directors; or

                                    (3) The approval by the shareholders of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or the adoption of any plan or proposal for the liquidation or dissolution of the Company.

                           If during a two year period subsequent to a change in
                  control, Employee is terminated without cause, or Employee terminates for good reason, the then controlling Company agrees to pay Employee regular pay through the date of termination, including pro-rated bonus for partial year; base salary equal to 36 months of Employee's then current annualized salary; sum of the annual bonus compensation paid for preceding three full years or three times the target bonus for the year of termination, whichever is greater; vesting of all outstanding stock options; and continued participation in medical, dental, life and disability insurance benefits at same premium cost in effect for active employees for two years.

                  (e) Termination by Company with Cause.
                           Upon termination of the Employee by the Company with cause, regular pay will continue through the date of termination, including pro-rated bonus for the partial year.

                  (f) Termination by Employee Without Good reason.
                           Upon termination of the Employee by the Company with cause, regular pay will continue through the date of termination, including pro-rated bonus for the partial year.


         8. PAYMENT OF "PARACHUTE" TAX.

         Company agrees to pay an amount sufficient to restore the full amount payable under the other terms of the employment agreement, after application of excise tax on excess Parachute payments within the meaning of Code Section 280(g), including the excise tax, penalities and interest.

         9. OUTPLACEMENT ASSISTANCE.

         Upon termination of employment without cause, with good reason by employee, or change-in-control, the Company will pay for outplacement assistance to assist Employee in job transition process. The Company will select the service provider to be used for this purpose.

         10. PAYMENT OF LEGAL FEES.

         Subject to a total expenditure of up to $10,000 maximum, the Company agrees to pay all reasonable legal fees incurred by Employee in connection with the drafting and negotiation of Employee's employment agreement and any amendments thereto. Subject to the same maximum mentioned above, the Company will also pay for reasonable legal fees incurred by Employee in connection with any claim or dispute regarding Employees employment agreement, as amended from time to time; providing however, that before he retains counsel in connection with such a claim or dispute, he notifies the Company of any alleged failure to abide by the terms of the employment agreement, and, to the extent the matter can be cured, provides the Company with a reasonable opportunity to cure.

         11. COVENANT NOT TO COMPETE.

         Employee hereby covenants and agrees that during the initial and any renewal term of this Agreement, and for a period of one year following the termination of this Agreement, Employee shall not be engaged within the United States, either directly or indirectly, in any matter or capacity, whether as an advisor, principal, agent, partner, officer, director, employee, member of an association, or otherwise, in any business or activity, or own beneficially or of record, five percent or more of the outstanding stock of any class of equity securities in any corporation in competition with the business then being conducted by the Company. If Employee should breach the foregoing covenant, the Company will cease making payments described in the previous section regarding Termination of Agreement, and any associated payments contained therein; and remaining unexercised stock options shall immediately be cancelled and benefit plan provisions described in the Termination Section 7 shall be immediately discontinued.

         Additionally, at the option of the Board of Directors, the Company may choose to extend the covenant not to compete set forth herein for a period of up to an additional twelve months, beyond the initial twelve month period already stipulated herein. In consideration for such election, the Company agrees to make payment to the Employee the annualized salary and bonus equal to that in effect during the fiscal year at the time of termination.

         During this additional period of extension and payment, Employee agrees not to solicit, directly or indirectly, any current employee of the Company for employment or engagement in any capacity outside of the Company, its subsidiaries or affiliates.

         12. CONFIDENTIALITY.

         Employee will, in the course of his employment with the Company have access to confidential and proprietary data or information belonging to the Company. Employee will not at any time divulge or communicate to any person (other than to a person bound by confidentiality obligations to the Company similar to those contained in this Agreement) or use to the detriment of the Company, or for the benefit of any other person such data or information. The provisions of this section shall survive Employee's employment hereunder regardless of the cause of termination of employment or this Agreement. The phase "confidential or proprietary data or information" shall mean information not generally available to the public, including, but not limited to, personnel information, financial information, customer lists, supplier lists, trade secrets, secret processes, computer data and programs, pricing, marketing and advertising data. Employee acknowledges and agrees that any confidential or proprietary information that Employee has already acquired was in fact received in confidence in Employees fiduciary capacity with respect to the Company.

         All written materials, records and documents made by Employer or coming into Employee's possession during the term of employment concerning any product, processes, information or services used, developed, investigated or considered by the Company, or otherwise concerning the business or affairs of the Company, shall be the sole property of the Company and upon termination of Employee's employment for any reason, or upon request of the Board of Directors during Employee's employment, Employee shall promptly deliver the same to the Company. In addition, upon termination of Employee's employment for any reason, or upon request of the Board of Directors during Employee's employment, Employee shall deliver to the Company all of the property of the Company in Employee's possession or under Employee's control, including, but not limited to, financial statements, marketing and sales data, computers, and Company credit cards.

         13. OTHER BUSINESS ACTIVITIES.

         Employee shall not serve as an officer of another company, whether for compensation or otherwise, requiring more than nominal duties by the Employee, during the term of this contract without the express prior written consent of the Company's Board of Directors. Employee may not serve as a Director of any other organizations without express prior written approval by the Company's Board of Directors, such approval not to be unreasonably withheld.

         14. INVENTIONS AND PATENTS.

         Employee agrees to assign all rights, ownership and related privileges and benefits associated with inventions and patents to the Company. Employee agrees that any inventions or patents obtained in association with ideas or concepts initiated by Employee related to the Company's business are deemed to be Company property. This includes but is not limited to product ideas, changes or improvements; process ideas, changes or improvements; pertinent intellectual property, or other pertinent information.

         15. ARBITRATION/DISPUTE RESOLUTION.

         The Company and the Employee agree that as a first option prior to any legal action arising out of the dispute over provisions in this agreement, parties may seek arbitration, and submit to authority of binding arbitration.

         16. COOPERATION IN CLAIMS.

         Both during employment and post employment, Employee agrees that in the event of a legal action against the Company, or legal action initiated by the Company against another party, in which Employee is deemed by the Company to be a material witness or affiant, Employee agrees to make reasonable and best efforts to cooperate with the Company in such matters. If Employee is no longer employed, Company will reimburse Employee for time and expenses incurred as a result of cooperation for this purpose.

         17. INDEMNIFICATION.

         The Company agrees to make its best efforts to indemnify and hold harmless the Employee from liability incurred as a result of performance of duties as an Officer and member of the Board of Directors. This includes but is not limited to applicable statute, as well as efforts to secure coverage under pertinent insurance policies.

         18. NOTICES.

         All notices, requests, demands and other communications provided for by this Contract shall be in writing and shall be deemed to have been given when mailed at any general or branch United States Post Office enclosed in a certified postpaid envelope, return receipt requested, and addressed to the address of the respective party stated below or to such changed address as the party may have fixed by notice:

         If to the Employee:

         Henry F. Blissenbach
         607 Pond View Drive
         Mendota Heights, MN 55120

         If to the Company:

         Chairman of The Board of Directors
         Chronimed Inc.
         10900 Red Circle Drive
         Minnetonka, MN 55343

         Any notice of change of address shall only be effective, however, when received.

         19. SUCCESSORS AND ASSIGNS.

         This Contract shall inure to the benefit of, and be binding upon, the Company, its successors and assigns, including, without limitation, any corporation which may acquire all or substantially all of the Company's assets and business or into which the Company may be consolidated or merged, and the Employee, his heirs, executors, administrators and legal representatives. The Employee may assign his right to payment, and his obligations, under this Contract.

         20. APPLICABLE LAW.

         This Contract shall be governed by the laws of the State of Minnesota.

         21. OTHER AGREEMENTS

         This Contract supersedes all prior understandings and agreements between the parties. It may not be amended orally, but only by a writing signed by the parties hereto.

         22. NON-WAIVER.

         No delay or failure by either party in exercising any right under this Contract, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.

         23. HEADINGS.

         Headings in this Contract are for convenience only and shall not be used to interpret or construe its provisions.

         24. COUNTERPARTS.

         This Contract may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

CHRONIMED INC.

By /s/ Shawn L. Featherston
  ------------------------------------

Its Vice President Human Resources
   -----------------------------------


AND /s/ Charles V. Owens
   -----------------------------------

Its Chairman, Compensation Committee
   -----------------------------------


EMPLOYEE

  /s/ Henry F. Blissenbach
--------------------------------------
Henry F. Blissenbach